Exhibit 10.5
EXECUTION COPY
AMENDED AND RESTATED CREDIT AGREEMENT
BY AND AMONG
CRICKET COMMUNICATIONS, INC.
(AS LENDER)
AND
SAVARY ISLAND WIRELESS, LLC
(AS BORROWER)
AND
SAVARY ISLAND LICENSE A, LLC and
SAVARY ISLAND LICENSE B, LLC
(AS GUARANTORS)
Dated as of December 27, 2010

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”), by and among CRICKET COMMUNICATIONS, INC., a Delaware corporation (solely in its capacity as lender hereunder, “Lender”), SAVARY ISLAND WIRELESS, LLC, a Delaware limited liability company (“Borrower”), as borrower, SAVARY ISLAND LICENSE A, LLC, a Delaware limited liability company (“License Sub A”), as guarantor, and SAVARY ISLAND LICENSE B, LLC, a Delaware limited liability company (“License Sub B” and, together with License Sub A, “Guarantors”), as guarantor, amends and restates as of December 27, 2010 (the “Effective Date”) that certain Credit Agreement (as amended prior to the date hereof, the “Original Credit Agreement”) entered into by Cricket with Denali Spectrum License, LLC, a Delaware limited liability company (“Denali License”), as borrower, and Denali Spectrum, LLC, a Delaware limited liability company (“Denali”), as guarantor, as of July 13, 2006, solely with respect to (a) the Assumed Loans (as hereinafter defined) assigned by Denali License to, and assumed by, Borrower on the Effective Date and (b) any other Borrower Obligations or Guarantor Obligations (as hereinafter defined) created or incurred on or after the Effective Date.
RECITALS
     WHEREAS, to induce DSM (as sole manager of Denali) to permit and cause Denali to execute, deliver and perform that certain Contribution Agreement (the “Contribution Agreement”) with Borrower and the other parties thereto as of September 21, 2010, DSM required that Cricket consent to the assignment by Denali License to, and assumption by, Borrower of a portion of the loans outstanding under the Original Credit Agreement at the closing of the transactions contemplated thereby;
     WHEREAS, concurrently with the closing of the transactions contemplated by the Contribution Agreement, Denali License assigned to Borrower and Borrower assumed Two Hundred Eleven Million Six Hundred Thousand Dollars ($211,600,000) in aggregate principal amount of loans outstanding under the Original Credit Agreement (the “Assumed Loans”);
     WHEREAS, as a condition to Cricket’s consent to the assignment to and assumption by Borrower of the Assumed Loans, Cricket required and Borrower and Guarantors have agreed that, immediately following the effectiveness of such assignment and assumption: (i) Lender and Borrower amend and restate the terms of the Original Credit Agreement insofar as they were applicable to the Assumed Loans on the terms set forth herein, (ii) Guarantors and each other Borrower Subsidiary now or hereafter existing guarantee this Credit Agreement, and (iii) Borrower, Guarantors and each other Borrower Subsidiary now or hereafter existing grant a lien on and security interest in substantially all of its assets and properties in favor of Lender;
     WHEREAS, Borrower has requested, and Lender has agreed to provide, a working capital facility to provide additional liquidity to Borrower and the Borrower Subsidiaries; and
     WHEREAS, Borrower, Guarantors and Lender have agreed to amend and restate the Original Credit Agreement insofar as it relates to the Assumed Loans and to provide for the establishment of a working capital facility, on the terms and conditions set forth herein.

AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
Section 1. Defined Terms and Rules of Interpretation
     1.1 Definitions. The following terms shall have the following meanings in this Credit Agreement:
          “Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under Common Control with such Person at any time during the period for which the determination of affiliation is being made.
          “Amortization Commencement Date” shall mean May 1, 2018; provided, however, that if Ring Island exercises the Controlling Member Put (as defined in the LLC Agreement) prior to such date, then the Amortization Commencement Date shall mean the later of May 1, 2018 and the first Business Day following the Controlling Member Put Closing Date (as defined in the LLC Agreement).
          “Applicable Law” shall mean with respect to any Person, any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, order, injunction or decree or any interpretation or administration of any of the foregoing by, any Governmental Entity, whether in effect as of the Effective Date or thereafter, and in each case as amended or modified, applicable to such Person or its Affiliates or their respective assets, including the FCC Rules.
          “Assumed Loans” shall have the meaning set forth in the recitals hereto.
          “Borrower” shall have the meaning set forth in the preamble hereto.
          “Borrower Change in Control Event” shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving entity, other than a merger of Borrower in which the holders of the equity securities of Borrower immediately prior to such merger have the same proportionate ownership of the voting equity securities of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Borrower, or (b) the member(s) of Borrower approve any plan or proposal for the liquidation or dissolution of Borrower.
          “Borrower Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, prospects, or condition (financial or otherwise) of Borrower and the Borrower Subsidiaries, taken as a whole, except for any such effects resulting directly or indirectly from (i) changes in the wireless industry generally, (ii) changes in general economic conditions or the financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (iii) any act of war, armed hostilities or terrorism, or the escalation of hostilities, (iv) changes in GAAP or its application, and (v) changes in Applicable Law (including the FCC Rules) affecting the wireless industry generally.

          “Borrower Obligations” shall mean the collective reference to the payment and performance by Borrower of each covenant and agreement of Borrower contained in this Credit Agreement and the other Loan Documents to which Borrower is a party or by which it is bound.
          “Borrower Subsidiary” shall mean each direct or indirect Subsidiary of Borrower (including Guarantors), each of which shall be a Delaware limited liability company (unless otherwise consented to by Lender in writing) and shall be wholly owned by either (x) Borrower or (y) a wholly owned Subsidiary of Borrower that is not (unless otherwise consented to by Lender in writing) a Holding Subsidiary.
          “Build-Out” shall mean the construction of a Commercial Mobile Radio Service system using the spectrum authorized for use under any License in accordance with applicable FCC Rules, as the same may be amended from time to time.
          “Business” shall have the meaning given to that term in the LLC Agreement.
          “Business Day” shall mean any day other than Saturday, Sunday, or other day on which commercial banks in the State of California are authorized or required to close under the laws of the State of California.
          “Claims” shall have the meaning set forth in Section 8.4.
          “Commercial Mobile Radio Service” or “CMRS” shall mean a commercial mobile radio service as defined in 47 C.F.R. § 20.3.
          “Commitment Period” shall mean the period commencing on the Effective Date and expiring on the earliest to occur of (a) the Maturity Date, or (b) the date on which the Management Agreement has been terminated (following the expiration of the applicable notice period) by Cricket pursuant to Section 9.2(b) thereof (other than Section 9.2(b)(iv)).
          “Contribution Agreement” shall have the meaning set forth in the recitals hereto.
          “Control” (including the correlative meanings of the terms “Controlled by,” “Controlling” and “under Common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Control Agreement” shall mean such agreements, instruments or other documents that Lender shall reasonably request (subject to the terms and conditions of the Ring Island Intercreditor and Subordination Agreement) from time to time from any of Borrower or any of the Borrower Subsidiaries granting Lender “control” (as such term is used in Section 9-104 of the Uniform Commercial Code of the State of Delaware) in order to perfect, to ensure the continued perfection of, and to protect the assignment and security interest granted or intended to be granted in any deposit or securities accounts of Borrower or any Borrower Subsidiaries or such other deposit or securities accounts in which Borrower or any Borrower Subsidiaries may have an interest.

          “Credit Agreement” shall have the meaning set forth in the preamble hereto.
          “Cricket” shall mean Cricket Communications, Inc., a Delaware corporation.
          “Default Rate” shall have the meaning set forth in Section 2.3(f).
          “Denali” shall have the meaning set forth in the preamble hereto.
          “Denali License” shall have the meaning set forth in the preamble hereto.
          “DSM” shall mean Denali Spectrum Manager, LLC, a Delaware limited liability company.
          “DSM Guaranties” shall mean, collectively, that certain Non-Recourse Guaranty, dated as of the Effective Date, executed by Borrower in favor of DSM and that certain Non-Recourse Guaranty, dated as of the Effective Date, executed by License Sub A in favor of DSM, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Ring Island Intercreditor and Subordination Agreement.
          “DSM Intercreditor and Subordination Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Effective Date, by and between Lender and DSM.
          “DSM Lien” shall mean the liens and security interests in favor of DSM granted by License Sub A pursuant to the DSM Security Agreement and by Borrower with respect to its membership interests in License Sub A pursuant to the DSM Pledge Agreement, in each case, to secure the obligations of Cricket under the DSM Promissory Note.
          “DSM Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Effective Date, executed by Borrower in favor of DSM, pursuant to which Borrower shall pledge to DSM all of the Borrower’s membership interests in License Sub A to secure the obligations of Cricket under the DSM Promissory Note to the extent set forth in the DSM Pledge Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the DSM Intercreditor and Subordination Agreement.
          “DSM Promissory Note” shall mean that certain Non-Negotiable Promissory Note, dated as of the Effective Date, by Cricket in favor of DSM.
          “DSM Security Agreement” shall mean that certain Security Agreement, dated as of the Effective Date, executed by License Sub A in favor of DSM to secure the obligations of Cricket under the DSM Promissory Note to the extent set forth in the DSM Security Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the DSM Intercreditor and Subordination Agreement.

          “DSM Security Documents” shall mean, collectively, the DSM Guaranties, the DSM Security Agreement and the DSM Pledge Agreement.
          “Effective Date” shall have the meaning set forth in the preamble hereto.
          “Event of Default” shall have the meaning set forth in Section 7.1.
          “Excess Cash” shall mean, for any period, the sum of all cash and cash equivalents held by Borrower and any of the Borrower Subsidiaries at the time of determination in excess of such amount required (as determined in good faith by Borrower) for Borrower and the Borrower Subsidiaries to satisfy the then current liabilities of Borrower and the Borrower Subsidiaries and provide a reasonable reserve for the future liabilities (including obligations to make distributions pursuant to Sections 10.2(b) and 10.2(c) of the LLC Agreement) and then current and future operating expenses and capital expenditures of Borrower and the Borrower Subsidiaries.
          “FCC” shall mean the Federal Communications Commission or any successor thereto.
          “FCC Rules” shall mean the Communications Act of 1934, as amended, the rules and regulations established by the FCC and codified in Title 47 of the Code of Federal Regulations, as the same may be modified or amended from time to time hereafter, and effective orders, rulings, and public notices of the FCC.
          “Final Principal Amount” shall have the meaning set forth in Section 2.3(c).
          “Financing Statements” shall mean such UCC financing statements and other instruments reasonably required by Lender to create, perfect and/or maintain the security interests granted by the Loan Parties under the Pledge Agreement and the Security Agreement.
          “Funding Date” shall mean each date on which Lender makes a Loan to Borrower hereunder.
          “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.
          “Governmental Entity” shall mean any government or political or judicial subdivision thereof, including any regional or municipal authority, any governmental department, ministry, commission, board, bureau, agency, regulatory authority, instrumentality, court, judicial or administrative body, having jurisdiction over the matter or matters in question, including the FCC.
          “Guaranteed Obligations” shall have the meaning set forth in the Ring Island Guaranty.
          “Guarantors” shall have the meaning set forth in the preamble hereto.
          “Guarantor Change in Control Event” shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of any Guarantor in which such Guarantor is not the continuing or surviving entity, other than a merger of such Guarantor in which the holders of the voting equity securities of such Guarantor immediately prior to the merger have the same proportionate ownership of the voting equity securities of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of any Guarantor, (b) the member(s) of any Guarantor approve any plan or proposal for the liquidation or dissolution of such Guarantor, or (c) any Guarantor ceases to be a wholly owned Subsidiary of Borrower.
          “Guarantor Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, prospects, or condition (financial or otherwise) of Guarantors, taken as a whole, except for any such effects resulting directly or indirectly from (i) changes in the wireless industry generally, (ii) changes in general economic conditions or the financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (iii) any act of war, armed hostilities or terrorism, or the escalation of hostilities, (iv) changes in GAAP or its application, and (v) changes in Applicable Law (including the FCC Rules) generally affecting the wireless industry.
          “Guarantor Obligations” means all liabilities and obligations of Guarantors that may arise under or in connection with this Credit Agreement (including under Section 3) and the other Loan Documents to which any Guarantor is a party or by which it is bound, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses and otherwise.
          “Holding Subsidiary” shall have the meaning set forth in the LLC Agreement, and shall include Guarantors.
          “Initial Licenses” shall mean the Licenses that were assigned and transferred to Guarantors on the Effective Date pursuant to the Contribution Agreement.
          “Intercreditor and Subordination Agreements” shall mean, collectively, the DSM Intercreditor and Subordination Agreement and the Ring Island Intercreditor and Subordination Agreement.
          “Judgment” shall mean any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court, or arbiter, and any order of or by any other Governmental Entity.
          “Lender” shall have the meaning set forth in the preamble hereto.
          “License” shall mean any license issued by the FCC now or hereafter held by Borrower or any Borrower Subsidiary.
          “License System” shall mean the Commercial Mobile Radio Service system(s) constructed and operated, or to be constructed and operated, by the Borrower Subsidiaries for the purpose of providing service authorized under a License or Licenses.

          “Litigation” shall mean any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.
          “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Borrower, by and between Denali, Ring Island, Cricket and Borrower dated as of the Effective Date.
          “Loan Documents” shall mean this Credit Agreement, the Note, that certain Debt Assignment and Assumption Agreement of even date herewith by and among Denali License, Borrower and Cricket, the Security Agreement, the Pledge Agreement, each Subsidiary Guaranty, the Control Agreement(s), the Intercreditor and Subordination Agreements, and all other agreements, instruments, certificates and other documents at any time executed and delivered pursuant to or in connection herewith or therewith. For the avoidance of doubt, the Loan Documents shall not include the LLC Agreement, the Management Agreement, any Trademark License Agreement or any agreement, instrument, certificate or other document at any time executed and delivered pursuant to or in connection with the LLC Agreement, the Management Agreement or any Trademark License Agreement.
          “Loan Parties” shall mean Borrower, Guarantors and, upon its respective formation or acquisition, each Borrower Subsidiary.
          “Loans” shall mean (a) the Assumed Loans and (b) any new loans made to Borrower as evidenced by the Note not to exceed in the aggregate the Working Capital Sub-Limit. Each advance made under the Note is a Loan.
          “Management Agreement” shall mean the Management Services Agreement dated as of the Effective Date by and between Borrower and Cricket.
          “Maturity Date” shall mean May 1, 2021.
          “Member(s)” shall have the meaning given to the term in the LLC Agreement.
          “Note” shall mean that certain Promissory Note in the form attached hereto as Exhibit A, executed by Borrower in favor of Lender and delivered by Borrower to Lender in accordance with the terms of this Credit Agreement.
          “Permitted Disposition” means a disposition of the assets of Borrower or any Borrower Subsidiary: (a) pursuant to the exercise of rights and remedies by DSM under the DSM Security Documents in accordance with the terms and provisions of such agreements and the DSM Intercreditor and Subordination Agreement, (b) pursuant to the exercise of rights and remedies by Ring Island under the Ring Island Security Documents in accordance with the terms and provisions of such agreements and the Ring Island Intercreditor and Subordination Agreement, (c) to the extent reasonably required to enable Borrower to make any distributions pursuant to and in accordance with the terms and provisions of Section 10.2(c) of the LLC Agreement, (d) to the extent required to enable Borrower to pay Manager compensation pursuant to and in accordance with the terms and provisions of Section 6.3 of the LLC Agreement, (e) to the extent reasonably required to enable Borrower and the Borrower Subsidiaries to satisfy and discharge their obligations under the Ring Island Guaranty and (f) to the extent reasonably required to enable Borrower and the Borrower Subsidiaries to pay costs, fees and expenses reasonably incurred for the management of their business in the ordinary course in the event that Lender breaches its obligation to make any Loan pursuant to a valid Working Capital Loan Request under Section 2.2.
          “Permitted Distribution” means a payment made pursuant to and in accordance with the terms and provisions of Sections 10.2(b) or 10.2(c) of the LLC Agreement.
          “Permitted Liens” shall mean (a) any and all liens and security interests created pursuant to any of the Loan Documents or pursuant to any of the DSM Security Documents or Ring Island Security Documents, (b) liens for taxes, fees, assessments and governmental charges or levies not delinquent or that are being contested in good faith by appropriate proceedings; provided, however, that Borrower and the Borrower Subsidiaries shall have set aside on their books and shall maintain adequate reserves for the payment of same in conformity with GAAP, (c) liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of business (including landlords’, carriers’, warehousemen’s, mechanics’, workers’, suppliers’, materialmen’s, or repairmen’s liens) that do not exceed $7,500,000 in the aggregate at any time outstanding, (d) purchase money liens on tangible personal property in the nature of office equipment utilized in the normal operation of the business of Borrower, which liens encumber only the equipment acquired with such indebtedness, (e) liens for indebtedness permitted under the terms of Section 6.9(b), which liens encumber only the equipment acquired with such purchase money indebtedness, and (f) other liens securing obligations of the Borrower and the Borrower Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding.
          “Person” shall mean any natural person, corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business of any kind.
          “Pledge Agreement” shall mean the Pledge Agreement in substantially the form attached hereto as Exhibit B pursuant to which Borrower and each Borrower Subsidiary (other than Holding Subsidiaries that do not have Subsidiaries) shall pledge to Lender all of each such person’s membership interests in all of its Subsidiaries as security for the Obligations (as defined therein).
          “Reserve Account” shall have the meaning set forth in the Ring Island Security Agreement.
          “Ring Island” shall mean Ring Island Wireless, LLC, a Washington limited liability company.
          “Ring Island Guaranty” shall mean that certain Guaranty, dated as of the Effective Date, executed by Borrower and License Sub B in favor of Ring Island, and each Supplement to Guaranty executed after the Effective Date by each Borrower Subsidiary thereafter formed, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Ring Island Intercreditor and Subordination Agreement.
          “Ring Island Intercreditor and Subordination Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Effective Date, by and between Lender and Ring Island.
          “Ring Island Lien” shall mean the liens and security interests in favor of Ring Island granted by Borrower and the Borrower Subsidiaries (other than License Sub A) pursuant to the Ring Island Security Agreement and the Ring Island Pledge Agreement, in each case, to secure the Guaranteed Obligations.
          “Ring Island Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Effective Date, executed by Borrower in favor of Ring Island, and each Supplement to Pledge Agreement executed after the Effective Date by each Borrower Subsidiary thereafter formed (other than Holding Subsidiaries that do not have Subsidiaries), pursuant to which Borrower and each such Borrower Subsidiary, as applicable, shall pledge to Ring Island all of their respective membership interests in all Borrower Subsidiaries (other than License Sub A) to secure the Guaranteed Obligations to the extent set forth in the Ring Island Pledge Agreement, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Ring Island Intercreditor and Subordination Agreement.
          “Ring Island Security Agreement” shall mean that certain Security Agreement, dated as of the Effective Date, executed by Borrower and License Sub B in favor of Ring Island, and each Supplement to Security Agreement executed after the Effective Date by each Borrower Subsidiary thereafter formed, in each case to secure the Guaranteed Obligations to the extent set forth in the Ring Island Security Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Ring Island Intercreditor and Subordination Agreement.
          “Ring Island Security Documents” shall mean, collectively, the Ring Island Guaranty, the Ring Island Pledge Agreement and the Ring Island Security Agreement.
          “Security Agreement” shall mean the Security Agreement in substantially the form attached hereto as Exhibit C pursuant to which Borrower and each Borrower Subsidiary shall grant to Lender a lien and security interest in and to all of each such person’s personal property, fixtures and owned real property as security for the Obligations (as defined therein).
          “Subsidiary” shall mean, with respect to any legal entity, any other corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock possessing a majority of voting power in the election of directors or their equivalent is owned or controlled by such entity, directly or indirectly.
          “Subsidiary Guaranty” shall have the meaning set forth in Section 3.7.

          “Trademark License Agreement” shall mean any trademark license agreement entered into by Cricket and Borrower at any time during the Commitment Period, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Unjust Enrichment Payment” shall mean a payment then required to be made to the FCC in accordance with the FCC Rules at 47 C.F.R. § 1.2111, as the same may be amended or modified from time to time.
          “Working Capital” shall mean a reasonable amount of working capital for Borrower and the Borrower Subsidiaries (including for the payment of all fees and expenses, the payment of distributions to the Members under Sections 10.2(b) and 10.2(c) of the LLC Agreement and the payment of management or similar fees (whether by Borrower or any of the Borrower Subsidiaries), if any, to Ring Island and Cricket)), as determined in accordance with the operating budget of Borrower and the Borrower Subsidiaries, which budget shall be adopted and modified from time to time in accordance with the LLC Agreement.
          “Working Capital Loan Request” shall have the meaning set forth in Section 2.2(a).
          “Working Capital Sub-Limit” shall mean, on and after the Effective Date, an amount equal to Five Million dollars ($5,000,000), and from time to time thereafter increasing to such amount as Lender may approve in its discretion by written notice to Borrower, which shall be used by Borrower to fund the Working Capital requirements of Borrower and the Borrower Subsidiaries consistent with the annual business plan and budget adopted and modified from time to time in accordance with the LLC Agreement.
          1.2 Rules of Interpretation.
               a. The singular includes the plural and the plural includes the singular.
               b. “or” is not exclusive.
               c. A reference to Applicable Law includes any amendment or modification to such Applicable Law, and all regulations, rulings and other Applicable Law promulgated under such Applicable Law (including any amendment or modification thereof).
               d. A reference to a Person includes its permitted successors and permitted assigns.
               e. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.
               f. The words “include,” “includes” and “including” are not limiting.
               g. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Credit Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of this Credit Agreement shall control.
               h. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented or otherwise modified from time to time and in effect at any given time.
               i. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
               j. References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.
               k. If, at any time after the Effective Date, Alfred M. Best Company, Inc., Moody’s or S&P shall change its respective system of classifications, then any Alfred M. Best Company, Inc., Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.
               l. The Loan Documents are the result of negotiations among, and have been reviewed by each of, Borrower, Guarantors, Lender and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, any Guarantor or Lender solely as a result of any such party having drafted or proposed the ambiguous provision.
Section 2. Terms of Loan
          2.1 The Loans.
Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Credit Agreement, (a) Borrower hereby assumes and agrees to timely and diligently discharge and perform the Assumed Loans and (b) Lender agrees to make new Loans to Borrower from time to time during the Commitment Period in an aggregate principal amount not to exceed at any time the amount of the Working Capital Sub-Limit.
          2.2 Procedure for Borrowing.
               a. Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Credit Agreement, Lender shall make Loans to Borrower from time to time, within five (5) Business Days of a written request of Borrower (each, a “Working Capital Loan Request”) for the Working Capital requirements of Borrower and the Borrower Subsidiaries. Each Working Capital Loan Request shall provide the following information (A) the amount of the Loan, which shall not exceed the reasonable amount necessary to fund the Working Capital requirements of Borrower and the Borrower Subsidiaries for the following calendar year, taking into account the then existing cash balances and reasonably expected cash flows from operations of Borrower and the Borrower Subsidiaries, and (B) wiring instructions. In no event shall Lender be obligated to make an aggregate amount of Loans under this Section 2.2(a) in excess of the Working Capital Sub-Limit.
               b. Lender’s obligation to make new Loans to Borrower shall terminate upon the expiration of the Commitment Period and otherwise as expressly provided for herein.
               c. Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three (3) Business Days’ notice to Lender, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the amount prepaid (it being understood that interest added to principal pursuant to Section 2.3(c) shall not be deemed accrued and unpaid), shall be due and payable on the date specified therein. Subject to Section 2.3(c), partial or total prepayments of the Loans shall be credited first to any charges or other amounts due to Lender under the terms of this Credit Agreement or any other Loan Document, then to accrued but unpaid interest on the Loans, then to the principal balance outstanding.
               d. Amounts prepaid or repaid may not be re-borrowed under this Credit Agreement.
          2.3 Interest Rates and Payments.
               a. Interest shall accrue on the aggregate principal balance from time to time outstanding hereunder at a rate equal to Nine and One-Half Percent (9.5%) per annum, compounded annually at the end of each calendar year.
               b. All payments by Borrower hereunder and under the Loan Documents shall be made to Lender at its address set forth in Section 8.10 in United States dollars and in immediately available funds on the date on which such payment shall be due.
               c. Subject to Section 2.3(e), until the Amortization Commencement Date, all interest accrued and unpaid on the aggregate outstanding principal balance of the Loans shall be added to and become a part of the outstanding principal amount of the Loans on and as of the last day of each calendar year and on and as of the day immediately prior to the Amortization Commencement Date (such amount outstanding on the day immediately prior to the Amortization Commencement Date, the “Final Principal Amount”). Notwithstanding anything foregoing to the contrary, any and all interest that is added to the principal balance of the Loans (i) shall not count against the Working Capital Sub-Limit, (ii) shall not be deemed made to Borrower for purposes of determining whether Loans made to Borrower pursuant to Working Capital Loan Requests exceed the Working Capital Sub-Limit and (iii) shall no longer be deemed “unpaid” at the time so added.

               d. On the Amortization Commencement Date and on each quarterly anniversary thereof, Borrower shall pay principal installments equal to one-twelfth (1/12) of the Final Principal Amount together with interest installments equal to the amount of the unpaid interest accrued on the outstanding Final Principal Amount until the Maturity Date, at which time the entire remaining balance of principal and accrued interest together with all other amounts due and owing under the Loan Documents to the extent not paid shall be due and payable.
               e. Within thirty (30) days following the last Business Day of each quarter in Borrower’s fiscal year, any and all Excess Cash of Borrower and the Borrower Subsidiaries shall be paid to Lender and shall be credited in accordance with Section 2.2(c).
               f. As long as any payment of principal or interest due under this Credit Agreement, the Note or any of the other Loan Documents remains past due (whether at the stated maturity, by acceleration or otherwise) for five (5) days or more, such overdue amount shall accrue interest at a rate (the “Default Rate”) equal to the lesser of (i) Eleven and One-Half Percent (11.5%) per annum and (ii) the maximum rate permitted by Applicable Law, from the date of such non-payment until such overdue amount and such interest is paid in full (whether after or before Judgment). Any amounts paid pursuant to this Section 2.3(f) shall be credited in accordance with Section 2.2(c).
          2.4 Conditions Precedent to Lender’s Consent and Lender’s Obligation to Make Any Loan.
               a. Lender’s consent to the assumption on the Effective Date by Borrower of the Assumed Loans, and Lender’s obligation to make any Loan to Borrower pursuant to a Working Capital Loan Request, shall be subject to, as of the Effective Date or the applicable Funding Date, respectively, each of the following conditions having been satisfied to Lender’s satisfaction:
               (i) Borrower shall have executed and delivered to Lender the Note, the Pledge Agreement and the Security Agreement.
               (ii) Each Guarantor shall have executed and delivered the Security Agreement. Each Borrower Subsidiary then formed shall have executed and delivered a Subsidiary Guaranty, a Supplement to the Security Agreement and (to the extent required therein) a Supplement to the Pledge Agreement.
               (iii) The Loan Parties shall have executed and delivered such Financing Statements and other instruments (other than Control Agreements) reasonably required by Lender to create, perfect and/or maintain the security interests created pursuant to the Security Agreement and the Pledge Agreement.
               (iv) The Loan Parties shall have executed and delivered such Control Agreements as have been reasonably requested by Lender.

               (v) Subject to the DSM Pledge Agreement and the DSM Intercreditor and Subordination Agreement, Lender shall have a perfected first-priority security interest in all of the membership interests in License Sub A.
               (vi) Subject to the Ring Island Pledge Agreement and the Ring Island Intercreditor and Subordination Agreement, Lender shall have a perfected first-priority security interest in all of the membership interests in License Sub B and each other Borrower Subsidiary then formed (other than License Sub A).
               (vii) Lender shall have received evidence reasonably satisfactory to it that the Financing Statements have been filed in all appropriate filing offices and that such filed Financing Statements perfect first priority security interests, subject to any Permitted Liens, in favor of Lender in the property described therein in which a security interest can be perfected by filing a Financing Statement.
               (viii) On or prior to the Effective Date, Lender shall have received customary reports of searches of filings made with Governmental Entities showing that there are no liens on the assets of any Loan Party other than Permitted Liens.
               (ix) Each Loan Party shall have delivered to Lender an officer’s certificate signed by an officer of each such Loan Party certifying that, as of the Effective Date or such Funding Date, as applicable:
                     (A) The representations and warranties of the Loan Parties contained in Section 5 and in the Loan Documents are true and correct in all material respects at and as of such date as though then made (except for those representations and warranties which refer to facts existing at a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), except for representations and warranties which are qualified as to materiality or material adverse effect, which shall be true and correct in all respects at and as of such date (except for those representations and warranties which refer to facts existing at a specific earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) except, in each case, where such representations and warranties are not or were not true and correct in all material respects (or in all respects, as applicable) as of the applicable date due to any breach by Cricket, Lender or one of their respective Subsidiaries or other Affiliates (whether as Lender, the Management Company or otherwise) of its obligations or any action or inaction consented to in writing by Cricket, Lender or one of their respective Subsidiaries or other Affiliates.
                     (B) Each Loan Party is in compliance in all material respects with the covenants set forth in Section 6, and, in the case of Guarantors, Section 3, and, in the case of the Borrower Subsidiaries, if any, with the covenants in the Subsidiary Guaranty, except, in each case, where the failure to comply with any such covenant was caused by Cricket, Lender or one of their respective Subsidiaries or other Affiliates (whether as Lender, the Management Company or otherwise) or consented to in writing by Cricket, Lender or one of their respective Subsidiaries or other Affiliates.

                     (C) Borrower has taken all action necessary to authorize it to assume the Assumed Loans and incur any Loan made or requested pursuant to the Working Capital Sub-Facility, such Loans are permitted under the terms of the LLC Agreement and the organizational documents of Borrower, and such Loans do not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the LLC Agreement or any other material agreement to which Borrower is a party or by which it is bound.
                     (D) No Event of Default (or other event that if not timely cured or corrected would, with the giving of notice or passage of time or both, result in an Event of Default) shall have occurred or be continuing.
                     (E) All material consents required to be received in connection with the Loan and the Loan Documents from any Governmental Entity shall have been received.
          2.5 Security Documents.
               The Loans and all amounts outstanding from time to time under the Loan Documents shall be secured by:
               a. A first-priority security interest (subject to Permitted Liens) in (i) all tangible and intangible personal property, (ii) all fixtures and (iii) all owned real property of Borrower and the Borrower Subsidiaries, now owned or hereafter acquired, and all proceeds and products of such assets. Lender’s security interest in the foregoing shall be created by and shall be subject to the provisions of the Security Agreement and the provisions of the applicable Intercreditor and Subordination Agreement to the extent provided therein. Promptly, and in any event within one (1) Business Day, following the formation (or, as applicable, incorporation) or acquisition thereof, Borrower shall cause each Borrower Subsidiary to execute and deliver to Lender a Supplement to the Security Agreement.
               b. A first-priority security interest (subject to the DSM Lien) in the membership interests in License Sub A now owned or hereafter acquired by Borrower, and all proceeds and products thereof. Lender’s security interest in the foregoing shall be created by and shall be subject to the provisions of the Pledge Agreement and shall be subject to the provisions of the DSM Intercreditor and Subordination Agreement to the extent provided therein.
               c. A first-priority security interest (subject to the Ring Island Lien) in the membership interests in License Sub B and all Borrower Subsidiaries hereafter formed now owned or hereafter acquired by Borrower or any Borrower Subsidiary, and all proceeds and products thereof. Lender’s security interest in the foregoing shall be created by and shall be subject to the provisions of the Pledge Agreement and shall be subject to the provisions of the Ring Island Intercreditor and Subordination Agreement to the extent provided therein.
               d. Notwithstanding the provisions of Sections 2.5(a) through 2.5(c), inclusive, Lender acknowledges and agrees that:
                    (i) The obligations of Cricket under the DSM Promissory Note shall be secured by a first priority security interest in favor of DSM in and to the membership interests owned by Borrower in License Sub A and the Licenses owned by License Sub A, in each case now owned or hereafter acquired, and all proceeds and products of such assets (subject to exceptions as set forth in the DSM Security Documents). DSM’s security interests in the foregoing shall be created by and shall be subject to the provisions of the DSM Security Documents. DSM’s security interest in the foregoing shall have priority over Lender’s security interest in such assets, and Lender’s security interest in the foregoing shall be subordinated to the DSM Lien in such assets and membership interests, in each case to the extent provided herein and in the DSM Intercreditor and Subordination Agreement.
                    (ii) The Guaranteed Obligations shall be secured by a first priority security interest in favor of Ring Island in and to (x) the membership interests owned by Borrower or any Borrower Subsidiary in any Borrower Subsidiary (other than License Sub A) and (y) all tangible and intangible personal property, fixtures and owned real property, in each case now owned or hereafter acquired, of Borrower or any Borrower Subsidiary (other than License Sub A), and all proceeds and products of such assets (subject to exceptions as set forth in the Ring Island Security Documents). Ring Island’s security interests in the foregoing shall be created by and shall be subject to the provisions of the Ring Island Security Documents. Ring Island’s security interest in the foregoing shall have priority over Lender’s security interest in such assets, and Lender’s security interest in the foregoing shall be subordinated to the Ring Island Lien in such assets and membership interests, in each case to the extent provided herein and in the Ring Island Intercreditor and Subordination Agreement.
Section 3. Guarantee
          3.1 Guarantee.
               a. Each Guarantor hereby, unconditionally and irrevocably, guarantees to Lender and its respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
               b. Each Guarantor waives any right or claims of right to cause a marshalling of Borrower’s assets to the fullest extent permitted by Applicable Law.
          3.2 Amendments, Etc. with Respect to the Borrower Obligations.
     Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by Lender may be rescinded by it, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender (in accordance with the terms thereof), and this Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Lender may deem advisable from time to time (with the consent of Borrower, if required hereunder or thereunder), and any collateral security, guarantee or right of offset at any time held by Lender, for the payment of the Borrower

Obligations may be sold, exchanged, waived, surrendered or released. Lender has no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 3 or any property subject thereto.
          3.3 Guarantee Absolute and Unconditional.
     Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by Lender upon the guarantee contained in this Section 3 or acceptance of the guarantee contained in this Section 3; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 3; and all dealings between Borrower and Guarantors, on the one hand, and Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 3. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default, notice of nonpayment, notice of dishonor and all other notices of any kind to or upon Borrower or any Guarantor with respect to the Borrower Obligations and any exemption rights that either Loan Party may have. Each Guarantor understands and agrees that the guarantee contained in this Section 3 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of this Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set off or counterclaim (other than a defense of payment or performance in full hereunder) that may at any time be available to or be asserted by Borrower or any other Person against Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or any Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower for the Borrower Obligations or of any Guarantor under the guarantee contained in this Section 3, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any Guarantor Obligations, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
          3.4 Reinstatement.
     The guarantee contained in this Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or collateral agent or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
          3.5 Payments.
     Each Guarantor hereby guarantees that payments hereunder shall be paid to Lender without set off or counterclaim (other than compulsory counterclaims) in United States dollars and in immediately available funds at the address of Lender set forth in Section 8.10.
          3.6 Coordination with Permitted Distributions.
     Notwithstanding the foregoing, Lender acknowledges and consents to the Permitted Distributions by Borrower and Guarantors. No Permitted Distributions made in accordance with the requirements hereof shall constitute a default of the Guarantor Obligations to Lender hereunder or otherwise.
          3.7 Guarantees by Borrower Subsidiaries.
     Promptly, and in any event within one (1) Business Day, following the formation (or, as applicable, incorporation) or acquisition thereof, Borrower shall cause each Borrower Subsidiary to execute and deliver to Lender a guaranty in the form attached hereto as Exhibit D (each a “Subsidiary Guaranty”).
Section 4. Representations and Warranties of Lender
     Lender hereby represents and warrants to the Loan Parties as follows:
          4.1 Organization and Standing.
     Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Credit Agreement and to perform its obligations hereunder.
          4.2 Authorization by Lender.
               a. This Credit Agreement has been duly and validly executed and delivered by Lender and constitutes the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity.
               b. Neither the execution, delivery and performance of this Credit Agreement by Lender nor the consummation by Lender of the transactions contemplated herein shall, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which Lender is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of Lender or any material agreement or commitment to which Lender is a party or by which Lender or any of Lender’s assets, may be bound or affected, or (iii) except with respect to the exercise of certain of Lender’s remedies under the Loan Documents, require Lender to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person.
Section 5. Representations and Warranties of the Loan Parties
     The Loan Parties hereby jointly and severally represent and warrant to Lender as follows:
          5.1 Organization and Standing of Loan Parties.
     Each Loan Party (excluding Borrower Subsidiaries that have not yet been formed) is a limited liability company (or such other type of entity expressly consented to by Lender in writing) duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own its properties, and conduct its business as now being conducted, and is duly qualified to do business as a foreign limited liability company (or, with the express consent of Lender in writing, other entity) in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except in those jurisdictions where failure so to qualify shall not permanently impair title to a material amount of its properties, permits or licenses or its rights to enforce in all material respects contracts against others or expose it to substantial liabilities in such jurisdictions. Each Loan Party (excluding Borrower Subsidiaries that have not yet been formed) has all material licenses (other than FCC licenses), permits and authorizations necessary for the conduct of its business as currently conducted.
          5.2 Authorization by the Loan Parties; Consents.
               a. Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement, the Note and all other Loan Documents to which it is a party. Borrower has taken all action necessary to authorize this Credit Agreement, the Note and all other Loan Documents to which it is a party, and all such documents have been duly authorized, executed and delivered by Borrower and are legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity.
               b. Neither the execution, delivery and performance of this Credit Agreement, the Note or the other Loan Documents by Borrower nor the consummation by Borrower of the transactions contemplated herein or therein shall, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which Borrower is subject (other than relating to any Loan Party’s qualification as a “very small business,” under the FCC Rules and to holding any FCC license under provisions of Applicable Law governing alien ownership of common carrier radio licenses to the extent of any alien ownership directly or indirectly attributable to Lender under the FCC Rules, as to all of which the Loan Parties make no representation or warranty hereunder), (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, its certificate of formation or the LLC Agreement, any material license or permit of Borrower or any material contract to which

Borrower is a party or by which Borrower may be bound or affected, or (iii) except with respect to the exercise of certain of Lender’s remedies under the Loan Documents, require Borrower to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person, other than filings to perfect security interests granted pursuant to the Security Agreement.
               c. Each Guarantor has all requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement and all other Loan Documents to which it is a party. Each Guarantor has taken all action necessary to authorize this Credit Agreement and all other Loan Documents to which it is a party, and all such documents have been duly authorized, executed and delivered by each Guarantor and are legal, valid and binding obligations of each Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity.
               d. Neither the execution, delivery and performance of this Credit Agreement or the other Loan Documents by Guarantors nor the consummation by Guarantor of the transactions contemplated herein or therein shall, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which any Guarantor is subject (other than relating to any Guarantor’s qualification as a “very small business,” under the FCC Rules and to holding any FCC license under provisions of Applicable Law governing alien ownership of common carrier radio licenses to the extent of any alien ownership directly or indirectly attributable to Lender under the FCC Rules, as to all of which the Loan Parties make no representation or warranty hereunder), (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, its certificate of formation or limited liability company agreement (or similar governing documents), any license or permit of any Guarantor or any material contract to which any Guarantor is a party or by which any Guarantor may be bound or affected, or (iii) except with respect to the exercise of certain of Lender’s remedies under the Loan Documents, require any Guarantor to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person, other than filings to perfect security interests granted pursuant to the Security Agreements.
               e. Each Borrower Subsidiary once formed will have all requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement and all other Loan Documents to which it is a party. Each Borrower Subsidiary once formed will have taken all action necessary to authorize this Credit Agreement and all other Loan Documents to which it is a party, and all such documents will have been duly authorized, executed and delivered by such Borrower Subsidiary and will be legal, valid and binding obligations of such Borrower Subsidiary enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity.
               f. Neither the execution, delivery and performance of this Credit Agreement or the other Loan Documents by each Borrower Subsidiary once formed nor the consummation by each Borrower Subsidiary once formed of the transactions contemplated herein or therein shall, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which such Borrower Subsidiary is subject (other than relating to such Borrower Subsidiary’s qualification as a “very small business,” under the FCC Rules and to holding any FCC license under provisions of Applicable Law governing alien ownership of common carrier radio licenses to the extent of any alien ownership directly or indirectly attributable to Lender under the FCC Rules, as to all of which the Loan Parties make no representation or warranty hereunder), (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, its certificate of formation or limited liability company agreement (or similar governing documents), any license or permit of such Borrower Subsidiary or any material contract to which such Borrower Subsidiary is a party or by which it may be bound or affected, or (iii) except with respect to the exercise of certain of Lender’s remedies under the Loan Documents, require such Borrower Subsidiary to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person, other than filings to perfect security interests granted pursuant to the Security Agreement.
          5.3 Litigation.
     As of the Effective Date, to the actual knowledge of the Loan Parties, there is no Litigation pending or threatened against any Loan Party that (a) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, including the Loans, (b) has or would reasonably be expected to have a Borrower Material Adverse Effect or Guarantor Material Adverse Effect, or (c) directly or indirectly contests the validity or enforceability of any Loan Document, the LLC Agreement or the Management Agreement.
          5.4 Compliance with Applicable Law.
     Each Loan Party (excluding Borrower Subsidiaries that have not yet been formed) has complied and presently is in compliance in all material respects with all Applicable Law, except (i) to the extent that failure to comply with the same does not or shall not have a Borrower Material Adverse Effect or Guarantor Material Adverse Effect and (ii) the Loan Parties make no representation or warranty with respect to the FCC Rules relating to any Loan Party’s qualification as a “very small business.”
          5.5 Subsidiaries.
     As of the Effective Date, no Guarantor has any Subsidiaries and Borrower has no Subsidiaries other than Guarantors. Following the Effective Date, Borrower shall have no Subsidiaries except as provided in Section 6.15. Each Guarantor, and each other Holding Subsidiary once formed, will have no Subsidiaries (unless otherwise consented to by Lender in writing).
          5.6 Absence of Defaults.
     No Loan Party is in material default under or in material violation in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any provision of its constitutive documents or contained in any other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject.

          5.7 Indebtedness.
     No Loan Party has any indebtedness outstanding except the indebtedness permitted pursuant to the terms of this Credit Agreement and obligations under the Loan Documents. No Loan Party is in material default under any such indebtedness.
          5.8 FCC Qualifications.
     Ring Island qualifies and, for so long as may be required under FCC Rules in order for Borrower and the Borrower Subsidiaries to retain any “closed” License or avoid any requirement to make an Unjust Enrichment Payment, shall qualify as a “very small business” under FCC Rules, including but not limited to Sections 1.2110(b)(1), and 27.1102(a)(2) of the FCC Rules.
          5.9 Business and Financial Experience.
     Each of the Loan Parties by reason of its own business and financial experience or that of its professional advisors has the capacity to protect its own interests in connection with the transactions contemplated hereby.
          5.10 Accuracy and Completeness of Information.
     The representations and warranties of the Loan Parties contained in this Credit Agreement or the other Loan Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.
Section 6. Covenants of the Loan Parties
     Each of the Loan Parties hereby covenants and agrees with Lender as follows:
          6.1 Use of Proceeds.
     Each of the Loan Parties shall use 100% of the Loan proceeds from new Loans made under this Credit Agreement solely to finance Borrower’s and the Borrower Subsidiaries’ Working Capital, as contemplated by the LLC Agreement and the Management Agreement, in accordance with the annual business plan and budget adopted pursuant to the provisions of the LLC Agreement.
          6.2 Compliance with other Agreements.
     Each Loan Party shall at all times observe and perform in all material respects all of the covenants, conditions and obligations required to be performed by it under the LLC Agreement, the Management Agreement and any Trademark License Agreement and all other material agreements to which it is a party or by which it is bound, except to the extent the failure to observe and perform such covenants, conditions and obligations would not have a Borrower Material Adverse Effect or a Guarantor Material Adverse Effect.

          6.3 Payment.
     Borrower shall promptly pay to Lender the obligations due at the times and places and in the amount and manner specified in this Credit Agreement, the Note and the other Loan Documents.
          6.4 Existence.
     Except as otherwise permitted hereunder, each Loan Party shall maintain: (a) its limited liability company (or, if such Loan Party is not a limited liability company, corporate or other) existence under the laws of the State of Delaware; (b) its good standing and its right to carry on its business and operations in Delaware and in each other jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to be in good standing would preclude such Loan Party or Lender from enforcing its rights with respect to any material assets or expose such Loan Party to any material liability; and (c) all licenses, permits and authorizations necessary to the conduct of its business.
          6.5 Compliance with Laws, Taxes, Etc.
     Each Loan Party shall comply in all material respects with all Applicable Law, such compliance to include paying before the same become delinquent all material taxes, material assessments and material governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which any reserves required by GAAP have been established. In the event any Loan Party fails to satisfy its obligations under this Section 6.5, as to taxes, assessments and governmental charges, Lender may, but is not obligated to, satisfy such obligations in whole or in part and any payments made and expenses incurred in doing so shall constitute principal indebtedness hereunder governed by the terms of the Note and shall be paid or reimbursed by Borrower upon demand by Lender.
          6.6 Books and Records.
     Each Loan Party shall at all times keep proper books and records of accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and shall permit representatives of Lender to examine such books and records upon reasonable request. Each Loan Party shall permit representatives of Lender to discuss its affairs and finances with the principal officers of such Loan Party and its independent public accountants, all upon reasonable notice and at such reasonable times during such normal business hours as Lender shall reasonably request. Borrower shall, promptly upon request of Lender, deliver to Lender copies of all such documents, materials, construction and operating budgets, invoices, receipts and other information reasonably requested by Lender from time to time relating to the Business, including Build-Out and the operation of the License Systems.
          6.7 Assets and Insurance.
     Each Loan Party shall maintain in full force and effect (a) an adequate errors and omissions insurance policy, (b) such other insurance coverage, on all properties of a character usually insured by organizations engaged in the same or similar business against loss or damage of a kind customarily insured against by such organizations, (c) adequate public liability insurance against tort claims that may be asserted against such Loan Party and (d) such other insurance coverage for other hazards as Lender may from time to time reasonably require to protect its rights and benefits under this Credit Agreement and the other Loan Documents. All commercial general liability and property damage insurance policies and any other insurance policies required to be carried hereunder by each Loan Party shall (i) be issued by insurance companies with a then-current Alfred M. Best Company, Inc. (or if no longer in existence, a comparable rating service) general policy holder’s rating of “A” or better and financial size category of Class XII or higher and otherwise reasonably satisfactory to Lender; (ii) designate Lender as loss payee and additional insured; (iii) be written as primary policy coverage and not contributing with or in excess of any coverage that Lender may carry; (iv) provide for thirty (30) days prior written notice to Lender of any cancellation or nonrenewal of such policy; and (v) contain contractual liability coverage insuring performance by such Loan Party of the indemnity provisions of the Loan Documents. Each Loan Party shall promptly deliver to Lender upon receipt and from time to time upon Lender’s request either a copy of each such policies of insurance or certificates evidencing the coverages required hereunder.
          6.8 Financial Statements and Other Reports.
     Each Loan Party shall maintain a system of accounting (as to its own operations and financial condition) established and administered in accordance with sound business practices such as to permit the preparation of financial statements in accordance with GAAP, and Borrower shall furnish or cause to be furnished to Lender:
               a. Annual Statements. As soon as practicable following the end of each fiscal year, but in any event within ninety (90) days after the end of each fiscal year, the consolidated statement of income and consolidated statement of cash flows for such fiscal year and the consolidated balance sheet as of the end of such fiscal year, for Borrower and its Subsidiaries, which financial statements shall, if so requested in writing by Lender, be audited and be accompanied by the report thereon of independent certified public accountants and accompanying notes to financial statements, on a consolidated basis, prepared in accordance with GAAP.
               b. Quarterly Statements. As soon as practicable following the end of each fiscal quarter (other than the fourth fiscal quarter), but in any event within forty-five (45) days after the end of each such quarter, an unaudited consolidated statement of income and unaudited consolidated statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter, for Borrower and its Subsidiaries, on a consolidated basis, prepared (subject to normal year-end audit adjustments and absence of footnotes and supplemental information) in accordance with GAAP.
               c. Monthly Statements. With effect from the first date of launch of commercial wireless service by the Borrower Subsidiaries using a License System, as soon as possible following the end of each calendar month thereafter, but in any event within thirty (30) days after the end of such month, an unaudited monthly report of significant operating and financial statistics for Borrower and its Subsidiaries, including, to the extent applicable, number of subscribers, subscriber churn statistics, minutes of use, average revenues per subscriber, acquisition costs and capital expenditures statistics and such additional statistics and information as may be approved for internal use by such Loan Party, if any.
               d. Certain Notices. Within five (5) Business Days after a Loan Party has actual knowledge of their occurrence, notice of each of the following events:
               (i) the commencement of any action, suit, proceeding or arbitration against such Loan Party (other than any such action, suit, proceeding or arbitration against, or commenced by, Lender), or any material development in any such action, suit, proceeding or arbitration pending against such Loan Party;
               (ii) any Event of Default or any other event that would constitute an Event of Default, but for the passage of time or the requirement that notice be given or both; and
               (iii) the receipt by any Loan Party of any written notice from the FCC, other than in the ordinary course of business (together with a copy of such FCC notice).
               e. Other Information. From time to time, such other information regarding the business, operations, affairs and condition (financial or otherwise) of such Loan Party as Lender may reasonably request.
          6.9 Indebtedness.
     None of Borrower or any Borrower Subsidiary shall, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any indebtedness, except:
               a. the Assumed Loans and the indebtedness created under this Credit Agreement and the other Loan Documents;
               b. purchase money financing of telecommunications equipment incurred by any Borrower Subsidiaries (other than Holding Subsidiaries) of up to $20,000,000 in the aggregate if the terms of such financing are more favorable to such Borrower Subsidiaries than the terms of the Loans;
               c. purchase money financing incurred by any Borrower Subsidiaries (other than Holding Subsidiaries) for tangible personal property in the nature of office equipment utilized in the ordinary course of business;
               d. current trade obligations incurred by any Borrower Subsidiaries (other than Holding Subsidiaries) in the ordinary course of business and not overdue (unless the same are being contested in good faith and by appropriate proceedings and adequate reserves are maintained therefor in accordance with GAAP);
               e. renewals, extensions, replacements, refinancings or refundings by any Borrower Subsidiaries (other than a Holding Subsidiary) of paragraphs (b) through (d) that do not increase the principal amount of the indebtedness so refinanced or refunded;

               f. the obligations of Borrower and License Sub A under the DSM Security Documents;
               g. the obligations of Borrower and the Borrower Subsidiaries (other than License Sub A) under the Ring Island Security Documents;
               h. guarantees of any Borrower Subsidiary (other than a Holding Subsidiary) in respect of indebtedness otherwise permitted hereunder of Borrower or any of the Borrower Subsidiaries; and
               i. other unsecured indebtedness of Borrower Subsidiaries (other than Holding Subsidiaries) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.
          6.10 Investments.
     None of the Loan Parties shall, except as otherwise set forth herein, directly or indirectly, make or own any investment in any Person, except: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (d) demand deposits, or time deposits maturing within one (1) year from the date of creation thereof, including certificates of deposit issued by, any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof and whose certificates of deposit are rated P-1 or better by Moody’s or A-1 or better by S&P, (e) Borrower’s investments in any Borrower Subsidiaries (including any future investments), (f) investments by any wholly owned Subsidiary of Borrower in other Borrower Subsidiaries (including any future investments), (g) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss (whether received in bankruptcy, reorganization or otherwise), (h) guarantees permitted under Section 6.9, and (i) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business. The balance of the Reserve Account shall not exceed $5,500,000 at any time prior to the termination of the Ring Island Security Agreement and the security interests created thereunder.
          6.11 Negative Covenants.
     Each Loan Party agrees that it shall not take any of the actions set forth in this Section 6.11 without the prior written approval of Lender, which approval may be withheld in

Lender’s sole and absolute discretion; provided, however, that for so long as Denali, Cricket or Lender (or one or more of their respective Subsidiaries or other Affiliates) is a member of Borrower, the approval of Lender shall be deemed given other than with respect to Section 6.11(g) with respect to any action taken by Borrower or any Guarantor that may be taken without the approval of Denali or Lender (or such Subsidiary or other Affiliate), as applicable, under the terms of the LLC Agreement or for which Denali or Lender (or such Subsidiary or other Affiliate), as applicable, has granted its approval under the terms of the LLC Agreement:
               a. Conduct, transact or otherwise engage in, or commit to transact, conduct or otherwise engage in, any business or operations other than the Business.
               b. Undertake any of the activities permitted by Section 6.11(a) above or own any assets related thereto, other than by and through the Borrower Subsidiaries except during the period prior to the formation of the Borrower Subsidiaries as set forth in Section 6.15(a).
               c. Enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired, in each case except for Permitted Dispositions, or, except as expressly permitted under the terms of this Credit Agreement, acquire by purchase or otherwise all or substantially all the business or property of, or stock or other evidence of beneficial ownership of, any Person, or acquire, purchase, redeem or retire any membership interests in such Loan Party now or hereafter outstanding for value.
               d. Become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by endorsement, guaranty, surety or otherwise, except in connection with (i) the Loans and (ii) indebtedness permitted pursuant to the terms of this Credit Agreement.
               e. Enter into any agreement containing any provision that would be violated or breached by any borrowing hereunder or by the performance of its obligations hereunder or under any document executed pursuant hereto.
               f. Own, lease, manage or otherwise operate any properties or assets other than in connection with the Business, or incur, create, assume or suffer to exist any indebtedness or other consensual liabilities or financial obligations other than as may be incurred, created or assumed or as may exist in connection with the Business (including the Loans and other obligations incurred by such Loan Party hereunder). Notwithstanding the foregoing, Borrower may invest excess funds in investments permitted under Section 6.10.
               g. Amend or modify its certificate of formation or limited liability company agreement (or similar governing document), including the LLC Agreement, in any manner that materially affects Lender as a secured lender to any of the Loan Parties.

          6.12 Real Property.
     No Loan Party shall purchase or acquire any fee interest or other estate in real property, other than a leasehold or license interest in real property.
          6.13 Further Assurances.
     At any time and from time to time, upon the written request of Lender, and at the expense of the Loan Parties, each Loan Party shall promptly and duly execute and deliver such further instruments and documents and take such further action as are necessary or reasonably required by Lender to further carry out and consummate the transactions contemplated by this Credit Agreement and the other Loan Documents and to perfect or effect the purposes of this Credit Agreement and the other Loan Documents.
          6.14 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.
          6.15 Build-Out and Operation of the Licenses.
               a. Each Guarantor and each other Borrower Subsidiary that holds Licenses shall, for so long as they hold Licenses, conduct no business nor incur any obligations other than: (i) under the Licenses and any spectrum leases related thereto, (ii) this Credit Agreement and the other Loan Documents, (iii) any guarantees in respect of any of the foregoing, (iv) with respect to License Sub A only, the applicable DSM Security Documents, and (v) with respect to each Borrower Subsidiary other than License Sub A, the Ring Island Security Documents.
               b. With respect to any Build-Out and operation of the License System, Borrower shall cause to be formed one or more Borrower Subsidiaries that will serve as operating subsidiaries and that will not acquire any Licenses. The Loan Parties shall use their respective commercially reasonable efforts to pursue the Build-Out and the operation of the License System with respect to each License, subject to the availability of adequate capital resources to effect the same (as determined in the reasonable business judgment of the Loan Parties). No Loan Party shall form nor acquire any Subsidiary that is not a Borrower Subsidiary.
               c. In the event of a termination of the Management Agreement or any replacement thereof, on or prior to the expiration of the applicable notice period for such termination, and provided that, if Lender (or its Subsidiary or other Affiliate) is the terminated manager, it has complied with the transition provisions of Section 9.4 of the Management Agreement, Borrower shall enter into a management agreement for the License Systems with another Person who is reasonably capable of providing a quality of service better or substantially similar to that provided by, and at a price that is less than or substantially similar to the price charged by, Cricket under the Management Agreement.

          6.16 Dividends, Distributions or Return of Capital.
               a. Each Loan Party agrees that it shall not, without the prior approval of Lender, which approval may be withheld in Lender’s sole and absolute discretion, make any dividend, distribution or return of capital or other payments to any Loan Party or its Affiliates, except that (i) Borrower Subsidiaries may make Permitted Distributions to another Borrower Subsidiary or to Borrower, and Borrower to its Members, as applicable, (ii) Borrower Subsidiaries may make distributions for the payment of the Loan Parties’ expenses to the extent consistent with Borrower’s annual business plan and budget then in effect under the LLC Agreement, (iii) Borrower may make payments of management fees to Managers (as defined in the LLC Agreement) pursuant to Section 6.3 of the LLC Agreement, and (iv) so long as no default shall have occurred and be continuing or would result therefrom, Borrower Subsidiaries may make distributions or returns of capital to another Borrower Subsidiary or Borrower, and Borrower to its Members, as applicable, solely from excess cash, if, in the case of clause (iv) only, after giving effect to such proposed distribution or return of capital the aggregate amount of all such distributions and returns of capital paid or made in any fiscal year (including, without duplication, distributions described in clauses (i), (ii) and (iii) above) would be less than 50% of the Consolidated Net Income for the fiscal year immediately preceding the fiscal year in which such distribution or return of capital is paid or made.
               b. For purposes of this Section 6.16, the following term shall have the following meaning:
               (i) “Consolidated Net Income” means, for any fiscal year, the net income of Borrower and its Subsidiaries (without giving effect to extraordinary gains or extraordinary losses) calculated on a consolidated basis, in accordance with GAAP consistently applied.
               c. Neither Borrower nor License Sub A shall amend or waive any term or provision of any DSM Security Document without the prior written consent of Lender, in its sole discretion (provided that if such amendment or waiver would not be adverse to the Lender’s rights and remedies under the Loan Documents, then the Lender shall not unreasonably withhold, condition or delay such consent).
               d. Neither Borrower nor any other Borrower Subsidiary shall amend or waive any term or provision of any Ring Island Security Document without the prior written consent of Lender, in its sole discretion (provided that if such amendment or waiver would not be adverse to the Lender’s rights and remedies under the Loan Documents, then the Lender shall not unreasonably withhold, condition or delay such consent).
          6.17 Liens.
               a. No Loan Party shall create or permit to exist at any time, any mortgage, deed of trust, trust deed, lien, security interest, pledge, charge or other encumbrance against any of its property or assets (including any owned or leased real property or other real property estate) now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof except for Permitted Liens, and each

Loan Party shall, at its sole cost and expense, promptly take all such action as may be necessary duly to discharge, or cause to be discharged all such mortgages, deeds of trust, trust deeds, liens, security interests, pledges, charges or other encumbrances.
          6.18 Disposition of Assets.
     Each Loan Party agrees that it shall not, without the prior written approval of Lender, which approval may be withheld in Lender’s sole and absolute discretion, sell, lease, convey, transfer, or otherwise dispose of its property or assets now owned or hereafter acquired except in the ordinary course of business, except for any Permitted Disposition and except to a Borrower Subsidiary; provided, that, to the extent required by the DSM Security Agreement, the net cash proceeds from each such Permitted Disposition are paid to DSM to satisfy, in whole or in part, the obligations of Cricket under the DSM Promissory Note (and in each case, to the extent that there are net cash proceeds in excess of the amount required to satisfy such obligations, such excess is retained by License Sub A as collateral subject to Lender’s security interest under the Loan Documents); and provided, further, that, to the extent required by the Ring Island Security Agreement, the net cash proceeds from each such Permitted Disposition are paid to Ring Island to satisfy, in whole or in part, the Guaranteed Obligations (and in each case, to the extent that there are net cash proceeds in excess of the amount required to satisfy such obligations, such excess is retained by Borrower or the applicable Borrower Subsidiary as collateral subject to Lender’s security interest under the Loan Documents).
Section 7. Events of Default and their Effect
          7.1 Events of Default.
     The occurrence and continuance of any of the following shall constitute an Event of Default under this Credit Agreement and the Note (each, an “Event of Default”):
               a. Failure to Pay. Borrower fails to pay when due and payable any principal payment, interest or other payment required under the terms of this Credit Agreement or the Note that is not cured within five (5) Business Days after the date on which Lender delivers notice to Borrower that such payment is past due; or
               b. Breaches of Other Covenants. Any Loan Party fails to observe or perform in any material respect any covenant, obligation or agreement contained in this Credit Agreement or any covenant, obligation or agreement under any of the other Loan Documents and such failure shall continue unremedied for thirty (30) days after the earlier of (i) notice thereof from Lender or (ii) the actual knowledge of such failure by a senior executive officer of such Loan Party; provided, however, that a failure to observe any covenant set forth in Section 6.11, Section 6.16 or Section 6.18 shall constitute an Event of Default immediately upon the occurrence thereof and without any cure period; provided, further, that no such failure shall be an Event of Default if such failure was caused by Cricket, Lender or one of their respective Subsidiaries or other Affiliates (whether as Lender, the Management Company or otherwise) or consented to by Cricket, Lender or one of their respective Subsidiaries or other Affiliates in writing; or

               c. Bankruptcy or Insolvency Proceedings. (i) Any Loan Party (A) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) is unable, or admits in writing its inability, to pay its debts generally as they mature, (C) makes a general assignment for the benefit of its or any of its creditors, (D) is dissolved or liquidated in full or in part, (E) becomes insolvent (as such term may be defined or interpreted under Applicable Law), (F) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or (G) takes any action for the purpose of effecting any of the foregoing or (ii) a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law of any jurisdiction now or hereafter in effect is filed against any Loan Party or all or any part of its properties and such application is not dismissed, bonded or discharged within sixty (60) days after the date of its filing or such Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of any such action or proceeding or the relief requested is granted sooner; or
               d. Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document shall be false as of the date made (or deemed made) in any material respect, except for representations and warranties which are qualified as to materiality or material adverse effect, which shall be true and correct in all respects as of the date made (or deemed made) taking into account such qualifications, and not cured prior to the expiration of any applicable cure period, (except that no breach of any representation or warranty made by any Loan Party in Section 5.4, 5.6 or 5.7 shall be an Event of Default if such breach was caused by Cricket, Lender or one of their respective Subsidiaries or other Affiliates (whether as Lender, the Management Company or otherwise) or consented to by Cricket, Lender or one of their respective Subsidiaries or other Affiliates in writing; or
               e. Change in Control. The occurrence of any Borrower Change in Control Event or Guarantor Change in Control Event; or
               f. Termination of LLC Agreement. The termination of the LLC Agreement in accordance with its terms; or
               g. Loan Documents. Any Loan Document ceases to be in full force and effect or any lien in favor of Lender ceases to be, or is not, valid, perfected and prior to all other liens and security interests (other than Permitted Liens), except (i) as a result of Lender’s relinquishment of possession of any unit certificates, promissory notes or other documents delivered to it under the Security Agreement or the Pledge Agreement, (ii) where the perfection of such liens is pending during the transmission to the appropriate filing office of applicable and appropriate documentation required by applicable law to perfect such liens, (iii) with respect to intellectual property collateral, where the perfection of such liens may not be accomplished by recording in the United States Patent and Trademark Office and/or the United States Copyright Office and the filing of Uniform Commercial Code financing statements or where the time period contemplated in the applicable Security Agreement has not expired or (iv) as a result of the release of such lien as a result of a Permitted Disposition or other disposition hereunder in accordance with the terms of the Intercreditor and Subordination Agreements, the Security Agreement or the Pledge Agreement; or
               h. Loss of Status. Ring Island or any Loan Party admits, or it is determined in an order, notice or ruling of the FCC, that Ring Island or any Loan Party holding FCC Licenses has ceased to qualify as a “very small business” under FCC Rules, including but not limited to, Sections 1.2110(b), and 27.1102(a)(2) of the FCC Rules, if such qualification is then required under FCC Rules in order for Borrower and the Borrower Subsidiaries to retain any “closed” License or avoid any requirement to make an Unjust Enrichment Payment; or
               i. Cross Default. Any Loan Party (i) defaults in making payments of any indebtedness permitted under Section 6.9 that is outstanding in a principal amount of at least $1,000,000 (but excluding indebtedness outstanding hereunder) on the scheduled due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; (ii) defaults in making any payment of any interest on such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case, beyond the applicable grace period, if any, which default permits the lender thereunder to declare such indebtedness to be due and payable prior to its stated maturity; provided, however, that any such default by a Loan Party shall not be an Event of Default hereunder if and to the extent that, and for so long as, such Loan Party’s default is proximately caused by Cricket’s (or its assignee’s) failure to satisfy its funding obligations under this Credit Agreement or the LLC Agreement.
          7.2 Remedies Upon Event of Default.
               a. If any Event of Default shall occur and be continuing then Lender, upon notice to the Borrower, may do any or all of the following: (i) terminate or reduce the commitment of Lender to make Loans to Borrower under this Credit Agreement, (ii) declare all obligations of Borrower hereunder and under the Note to be immediately due and payable, whereupon the Borrower Obligations hereunder and under the Note shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in any other Loan Document to the contrary notwithstanding, (iii) enforce its rights under any one or more of the Loan Documents in accordance with Applicable Law, (iv) subject to prior FCC approval, if required, without any obligation to do so, make disbursements to or on behalf of Borrower or any of its Subsidiaries to cure any default and render any performance under any other agreement by Borrower or any of the Borrower Subsidiaries and (v) subject to prior FCC approval, if required, perform on behalf of Borrower or any of the Borrower Subsidiaries any and all work and labor necessary to build, operate and maintain the License System; provided that upon the occurrence of any Event of Default under Section 7.1(c), 7.1(e) or 7.1(h) the commitment of Lender shall immediately terminate and all Borrower Obligations shall automatically become immediately due and payable without notice or demand of any kind.
               b. Upon the occurrence of any Event of Default and at any time thereafter so long as any Event of Default shall be continuing, Lender may proceed to protect and enforce this Credit Agreement, the Note and the other Loan Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted, or for foreclosure hereunder, or for the appointment of a receiver or receivers for the collateral subject to the applicable Loan Documents or for the recovery of judgment for the indebtedness secured thereby or for the enforcement of any other proper, legal or equitable remedy available under Applicable Law.
               c. Borrower shall pay to Lender forthwith upon demand any and all expenses, costs and other amounts to the extent due hereunder or under the other Loan Documents, whether incurred before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other reasonable costs and expenses incurred by Lender by reason of the occurrence of any Event of Default, the enforcement of this Credit Agreement and the other Loan Documents and/or the preservation of Lender’s rights hereunder and under the other Loan Documents.
            d. Any and all remedies of Lender hereunder, including those described in Sections 7.2(a) through (c), inclusive, above, are subject to the terms of the applicable Intercreditor and Subordination Agreements and must be exercised in accordance therewith.
Section 8. Miscellaneous
          8.1 Entire Agreement; Amendment.
     This Credit Agreement (including the attached Exhibits) and the other Loan Documents constitute the sole understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Credit Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. For the avoidance of doubt, nothing in this Credit Agreement is intended to amend, amend and restate, modify or otherwise change in any way the rights and obligations of Denali, Denali License and Cricket (as lender thereunder) under the Original Credit Agreement, which Original Credit Agreement shall continue in effect among the parties thereto in accordance with its terms.
          8.2 Successors and Assigns.
     Neither this Credit Agreement nor any Loan Documents may be assigned by any Loan Party without the written consent of Lender, which consent may be withheld in its sole and absolute discretion. Lender may assign all or a portion of its rights under this Credit Agreement or any Loan Documents to an Affiliate of Lender without the consent of the Loan Parties; provided that such Affiliate of Lender agrees to be bound by all of the terms hereof and thereof and of the Intercreditor and Subordination Agreements; provided, further, that, unless Borrower otherwise consents in writing in its sole and absolute discretion, Lender shall remain obligated under this Credit Agreement to make all Loans required hereunder. No such permitted assignment shall relieve any party hereto of any liability for a breach of this Credit Agreement or of any other Loan Document or of any of the Intercreditor and Subordination Agreements by such party or its assignee. This Credit Agreement and the Loan Documents each shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors in interest.
          8.3 Rights and Remedies.
     Notwithstanding anything to the contrary herein, the rights and remedies of Lender hereunder and under the other Loan Documents shall not be mutually exclusive, and the exercise of one or more remedies by Lender pursuant to this Credit Agreement, the other Loan Documents or Applicable Law shall not preclude the exercise by Lender of any other remedy hereunder, or under Applicable Law or the principles of equity.
          8.4 Indemnity; Reimbursement of Lender.
               a. Each Loan Party agrees to indemnify, defend and hold Lender and its Affiliates, directors, employees, attorneys or agents harmless from and against any and all claims, demands, losses, judgments and liabilities (including but not limited to, liabilities for penalties) of any nature (“Claims”), and to reimburse Lender for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, arising from any of the Loan Documents or the exercise of any right or remedy granted to Lender hereunder or thereunder, other than any Claim (including of Borrower) arising from Lender’s gross negligence, willful misconduct or bad faith, or from Lender’s failure to comply with its obligations under this Credit Agreement or any other Loan Document. In no event shall Lender be liable for any matter or thing in connection with the Loan Documents other than to account for moneys actually received by Lender in accordance with the terms hereof. In addition, in no event shall any party hereto be liable for any indirect, incidental, consequential or special damages (including damages for harm to business, lost revenues, lost savings, or lost profits suffered by any of the Loan Parties, Lender or other Persons), regardless of the form of action, whether in contract, warranty, strict liability, or tort, including negligence of any kind whether active or passive, and regardless of whether Lender or the Loan Parties knew of the possibility that such damages could result.
               b. All indemnities contained in this Section 8.4 and elsewhere in this Credit Agreement shall survive the expiration or earlier termination of this Credit Agreement.
          8.5 Highest Lawful Rate.
     Anything herein to the contrary notwithstanding, the obligations of Borrower on the Note shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any Applicable Law to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, as determined by a final Judgment of a court of competent jurisdiction. Any interest paid in excess of such highest rate shall be applied to the principal balance of the Borrower Obligations.

          8.6 Counterparts.
     This Credit Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
          8.7 Modification and Waiver.
     The parties by mutual written agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by Lender in any one case shall require Lender to give any subsequent waiver.
          8.8 Payments on Business Days.
     Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.
          8.9 Expenses.
     Except as specifically provided herein, each party hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Credit Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants and counsel. Notwithstanding the foregoing, Borrower shall pay, immediately when due, all present and future stamp and other like duties and applicable taxes, if any, to which this Credit Agreement may be subject or give rise.
          8.10 Notices.
     All notices and other communications given to or made upon any party hereto in connection with this Credit Agreement or any other Loan Document shall, except as otherwise expressly herein provided, be in writing and mailed via certified mail, sent by Federal Express or other similar express delivery service for next day delivery, faxed (with a confirming copy sent by such express delivery service for next day delivery) or hand delivered to the respective parties, as follows:

If to Lender:	Cricket Communications, Inc. 5887 Copley Drive San Diego, CA 92111 Attention: Tim Ostrowski and General Counsel Fax: (858) 882-6080

With a copy (which shall	Latham & Watkins LLP

not constitute notice) to:	12636 High Bluff Drive, Suite 400 San Diego, CA 92130 Attention: Barry M. Clarkson, Esq. Fax: (858) 523-5450

If to Borrower or Guarantors:	Savary Island Wireless, LLC 227 Bellevue Way NE, #95 Bellevue, WA 98004 Attention: Scott Anderson Fax: (425) 451-0658

With copies (which shall	Lukas, Nace, Gutierrez & Sachs, Chartered
not constitute notice) to:	8300 Greensboro Drive, Suite 1200 McLean, VA 22101 Attention: Thomas Gutierrez, Esq. Fax: (703) 584-8696
or in accordance with any subsequent written direction delivered in accordance with this Section from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; in the case of certified mail, three Business Days after the date sent; in the case of any fax, when received; or in the case of express delivery service, the day after delivery of the notice to such service with charges prepaid.
          8.11 Severability.
     In case any one or more of the provisions contained in this Credit Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Credit Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Credit Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all parties.
          8.12 Reformation.
               a. If the FCC should (i) change any FCC Rule in a manner that would adversely affect the enforceability of this Credit Agreement or any of the other Loan Documents, (ii) directly or indirectly reject or take action to challenge the enforceability of this Credit Agreement or any of the other Loan Documents or (iii) take any other steps whatsoever, on its own initiative or by petition from another Person, to (A) challenge or deny the transactions contemplated hereby or thereby, (B) challenge or deny the eligibility of Borrower or any of its Subsidiaries to retain any “closed” License or (C) assert any requirement or obligation to make an Unjust Enrichment Payment, as a result of the transactions contemplated hereby or thereby, then the parties shall promptly consult with each other and negotiate in good faith to reform and amend this Credit Agreement and the other Loan Documents so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved. None of the parties hereto shall take any action that is reasonably likely to contribute to such FCC action.
               b. If the FCC should determine that a portion of this Credit Agreement or any of the other Loan Documents, after having been reformed pursuant to paragraph (a) above, continues to violate FCC Rules, then such provisions shall be null and void and the remainder of this Credit Agreement and the other Loan Documents shall continue in full force and effect, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved.
          8.13 Governing Law.
     This Credit Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.
          8.14 Arbitration.
               a. Arbitration. Any controversy or claim arising out of or relating to this Credit Agreement or any of the other Loan Documents, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be San Diego, California or such other place as the parties may agree.
               b. Arbitration Panel. The arbitration shall be heard by a panel of three arbitrators, each of whom shall be experienced in the resolution of disputes, controversies and differences relating to wireless telecommunications services. Within fifteen (15) days after the commencement of arbitration, Lender and the Loan Parties shall each select one Person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Resolution of the dispute, controversy or difference shall be determined by a majority vote of the arbitration panel. Notwithstanding the foregoing, if the arbitration is consolidated with a then-pending arbitration proceeding pursuant to Section 8.14(g) below, then the arbitrators and the place of arbitration for such then-pending proceeding shall be the arbitrators and place of arbitration hereunder.
               c. Interim Relief. Any party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Credit Agreement or any of the other Loan Documents, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).
               d. Discovery and Depositions. Consistent with the expedited nature of arbitration, each party shall, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within forty-five (45) days following the appointment of the arbitrators. At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrators deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five (5) per party (and its Affiliates) and shall be held within twenty (20) days of the making of a request. Each deposition shall be limited to a maximum of six (6) hours duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.
               e. Fees, Costs and Expenses. Subject to the terms and conditions of any arbitration with which such arbitration is consolidated pursuant to Section 8.14(g) below, the fees, costs and expenses of the arbitration (including the reasonable legal expenses of the substantially prevailing party incurred in connection with the arbitration and the costs of all experts and witnesses relating thereto) shall be borne by the party who is not the substantially prevailing party, as determined by the arbitration panel based on the arbitration panel’s resolution of the issues. If the arbitration panel determines that no party is the substantially prevailing party, then Lender, on the one hand, and the Loan Parties, on the other hand, shall each bear 50% of all fees, costs and expenses of the arbitration, and each party shall bear its own legal expenses incurred in connection with the arbitration and the costs of its experts and witnesses relating thereto.
               f. Award. The award shall be made within ninety (90) days of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties and the arbitrators if necessary.
               g. Consent to Consolidation of Arbitrations. Each party irrevocably consents to consolidating any arbitration proceeding under this Credit Agreement and/or any of the other Loan Documents with any other arbitration proceedings that may be then pending that are brought under this Credit Agreement and/or any of the other Loan Documents, the Contribution Agreement, the LLC Agreement, any Trademark License Agreement, the Management Agreement, that certain LLC Interest Purchase Agreement dated September 21, 2010 by and between DSM and Cricket, the DSM Promissory Note, the DSM Security Documents, the Ring Island Security Documents or, in each case, any related agreements, whether or not such party is party to such proceedings.

          8.15 Lender’s Discretion.
     Unless this Credit Agreement shall otherwise expressly provide, Lender shall have the right to make any decision, grant or withhold any consent, and exercise any other right or remedy hereunder in its sole and absolute discretion.
          8.16 Headings.
     The descriptive headings in this Credit Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Credit Agreement.
[Remainder of Page Intentionally Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have signed this Credit Agreement, or have caused this Credit Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first written above.

CRICKET COMMUNICATIONS, INC., as Lender		SAVARY ISLAND WIRELESS, LLC, as Borrower

By: Name: Title:	/s/ Walter Z. Berger Walter Z. Berger Executive Vice President and Chief Financial Officer	By: By:	Ring Island Wireless, LLC Its Sole Member /s/ Scott Anderson
		Name: Title:	Scott Anderson Manager

SAVARY ISLAND LICENSE A, LLC, SAVARY ISLAND LICENSE B, LLC, as Guarantors

		By:	Savary Island Wireless, LLC Their Sole Member
		By:	Ring Island Wireless, LLC Its Sole Member

		By: Name:	/s/ Scott Anderson Scott Anderson
		Title:	Manager
Signature Page to Amended and Restated Credit Agreement to Cricket

EXHIBITS:
A.	FORM OF PROMISSORY NOTE

B.	FORM OF PLEDGE AGREEMENT

C.	FORM OF SECURITY AGREEMENT

D.	FORM OF SUBSIDIARY GUARANTY